Exhibit 99.1

CoBiz Financial Reports Second Quarter 2008 Results

Denver — CoBiz Financial Inc. (Nasdaq: COBZ), a financial services company with $2.5 billion in assets, reported second quarter 2008 diluted earnings per share (EPS) of $0.18, compared to $0.07 for the first quarter 2008 and $0.23 diluted EPS a year ago. Net income was $4.2 million in the second quarter of 2008 versus $1.6 million for the first quarter of 2008 and $5.7 million for the second quarter of 2007. For the six months ended June 30, 2008, net income was $5.8 million versus $11.5 million for the comparable period in 2007.

Financial Performance – Second Quarter 2008

•                 Net income of $4.2 million, or $0.18 per diluted share versus $0.07 for the first quarter of 2008 (linked-quarter).

•                 55.9% increase in fee income on a linked-quarter basis; strong fee income from both the bank and fee-based companies.

•                 Noninterest income as a percentage of operating revenues was 33.0% for the second quarter.

•                 Net interest margin on a linked-quarter basis expanded to 4.11% in second quarter of 2008 from 4.01% in the first quarter.

•                 Quarterly loan growth of $85.9 million or 18.4% annualized; year over year loan growth of $281.4 million, or 16.8%.

•                 Deposit and customer repurchase agreements (Customer Repo) decreased by $149.4 million from the first quarter and $34.3 million from June 2007. Driving the decrease was the reduction of $80.3 million of brokered deposits during the quarter.

•                 Provision for loan losses of $6.0 million (pre-tax) for the current quarter, as compared to $5.0 million for the first quarter of 2008, and $1.0 million for the second quarter of 2007.

•                 Net loan charge-offs of $3.6 million for the second quarter, or 0.19% of average loans.

•                 Nonperforming assets to total assets of 0.89%.

•                 Allowance for loan and credit losses (Allowance) increased to 1.32% of total loans.

“I was very pleased with the increase in our earnings during the second quarter,” said Chairman and CEO Steve Bangert. “We were able to post a $0.11 improvement in diluted EPS, while continuing to build our allowance for loan losses.

“We had anticipated stronger operating results during the second quarter off of a seasonally soft first quarter,” said Bangert. “Our second quarter benefited from solid loan generation and strong fee income, particularly investment banking revenue. Our earnings were further bolstered by an expansion of our net interest margin. As with the industry in general, credit has weighed on our recent earnings, however, asset quality metrics were relatively stable. Overall, we were very pleased with the underlying strength of our core operating earnings for the quarter.”

Loans

Loans (for Colorado Business Bank and Arizona Business Bank (collectively, the Bank)) ended the period just under $2.0 billion, an increase of $281.4 million, or 16.8%, over the same period in 2007. After a seasonally low first quarter for loan production, the Bank had a strong second quarter with net growth of $85.9 million, or an annualized rate of 18.4%. Over half of the growth came from Commercial and Industrial (C&I) loans in Colorado. Overall, Colorado drove our second quarter loan growth; loan outstandings were up $65.2 million, or 20.9% annualized.  Arizona loans were up $20.7 million, or 11.7% annualized, for the quarter. Although the Company experienced robust growth in the second quarter, we anticipate the growth rate will temper in the second-half of the year.

Deposits and Customer Repo Balances

Deposit and Customer Repo balances ended the period at $1.8 billion, a decrease of $34.3 million from the same period in 2007. On a linked-quarter basis, Deposit and Customer Repo balances were down $149.4 million. The majority of the decrease is attributed to a reduced reliance on brokered deposits in the Bank’s funding mix, as the Bank shifted out of brokered deposits into FHLB advances and Fed Funds Purchased. Brokered deposits totaled $21.5 million as of June 30, 2008, down from $101.7 million as of March 31, 2008 and $120.1 million as of June 30, 2007.  Brokered funding represents only 1.30% of total deposits as of the current quarter, versus 7.63% a year earlier.

As of June 30, 2008, $446.1 million, or 27.0%, of our deposits were noninterest-bearing, down from 29.2% as of the second quarter of 2007. Part of the decrease is related to a shift in the Company’s funding mix as funds have migrated within the deposit portfolio from lower-cost savings and transaction accounts, into higher-cost savings and time deposits.

In addition to the reduction of brokered deposits during the quarter, the Company experienced outflows from three large depository relationships totaling $60.0 million late in the quarter. None of these were the result of a loss of customer relationship. In general, the Company’s deposit rates have been set to retain deposits (and protect the margin), but not at a level necessary to attract new deposits. Based on continued loan demand, the Company intends to strengthen its focus on core deposits which may increase its marginal funding cost and may place modest pressure on the net interest margin.

Allowance for Loan and Credit Losses and Credit Quality

Total nonperforming assets (NPAs) increased to $22.8 million at June 30, 2008, from $17.8 million at March 31, 2008. NPAs to total assets remain under 1.0%, and totaled 0.89% as of June 30, 2008, up from 0.73% as of the end of the first quarter. Nonperforming loans (NPLs) were $20.2 million as of June 30, 2008, or 1.03% of total loans. Our nonperforming loan levels continue to compare favorably with peer banks.

In 2007, the Phoenix market began to experience significant declines in real estate values in the outlying fringes of the metro area. However, valuations for projects in the ‘in-fill’ areas – where the majority of our projects are focused – remained relatively stable. As market conditions worsened throughout the latter half of 2007 and early 2008, the impact began to spread and has now affected the value of projects throughout Phoenix. Our Arizona bank’s NPLs were $12.7 million, or 1.79% of its total loans as of June 30, 2008. In addition, the Arizona bank recorded $2.6 million of Other Real Estate Owned (OREO) in the second quarter. The majority of Arizona’s problem loans continue to be concentrated within its Land Acquisition and Development (A&D) portfolio.

Approximately 64% of our total loans are within Colorado, and that portfolio continues to perform well. Colorado’s NPLs totaled $7.5 million at the end of the current quarter or 0.60% of its total loans. (Over half of Colorado’s NPLs are attributed to a single credit – which was also included in our first quarter NPLs).

The Company actively monitors the quality of its loan portfolio, and has heightened scrutiny of land A&D credits, particularly in Arizona, which have been affected by the continuing deterioration of real estate values. Loan grades are closely reviewed and updated, and even credits that are current in terms of principal and interest payments are continually re-evaluated based on changes in economic conditions. While the Company believes it has identified and reserved for the current loss exposure within its loan portfolio, we remain cautious due to increased nonperforming asset levels announced by a number of lenders in our markets that could adversely affect property values as banks begin to liquidate collateral over the near term.

During the second quarter 2008, we recorded a $6.0 million loan loss provision, as compared to $5.0 million for the first quarter of 2008, and $1.0 million for the second quarter of 2007. In addition, the Company reduced its Allowance for Credit Losses (recorded as a liability account) by crediting (reducing) noninterest expense by $0.4 million in the second quarter of 2008.  By comparison, the Company made no adjustment to the Allowance for Credit Losses during the first quarter of 2008, and had a charge of $0.2 million in the second quarter of 2007. The Company charged-off (net of recoveries) $3.6 million in loans during the second quarter of 2008, and $5.3 million for the six months of 2008. For the year, the Company has provided $5.3 million more in provision for loan and credit losses than it charged-off. As a result, the Allowance has increased to $26.0 million as of June 30, 2008, from $20.6 million as of December 31, 2007. Including $0.2 million of Allowance for Credit Losses (recorded as a liability), the Company’s combined Allowance for Loan and Credit Losses to total loans increased to 1.32% as of June 30, 2008 from 1.28% as of March 31, 2008 and 1.12% December 31, 2007.

Management believes the Allowance is at an appropriate level based on its current evaluation and analysis of the credit quality of our loan portfolio and prevailing economic conditions. Currently, the Allowance is 128.7% of NPLs. Due to uncertainty as to the depth and duration of the real estate slowdown and its economic effect in our markets, no assurance can be given that the Allowance will be adequate in future periods. If real estate conditions continue to deteriorate, an elevated level of loan loss provisioning may be required in the future.

Shareholders’ Equity and Regulatory Capital

As of the end of the second quarter, total Shareholders’ Equity was $192.4 million, or $8.33 per share. The Company’s total tangible equity was $140.7 million, and its tangible equity to tangible asset ratio was 5.63%.

Even with the increased level of provision for loan losses recorded during the latest quarter, the Company is still generating capital from its operating earnings. Total Risk Based Capital for the consolidated company increased by $5.3 million during the second quarter. As of June 30, 2008, the Bank was well-capitalized with an expected Tier 1 Capital ratio of 9.98%, and Total Capital ratio of 11.13%. The minimum ratios to be considered well-capitalized under the risk-based capital standards are 6% and 10%, respectively. At the holding company level, the Company’s Tier 1 Capital ratio at June 30, 2008 is expected to be 8.98%, and its Total Capital ratio 10.34%.

The Board reaffirmed its quarterly common stock dividend, currently at $0.07 per share.

Net Interest Income & Margin

Net interest income for the second quarter of 2008 increased to $23.5 million from $22.0 million for the first quarter of 2008. Net interest income was $21.7 million for the second quarter of 2007. During the second quarter, our net interest margin widened by 10 basis points to 4.11% from 4.01% as of March 31, 2008. The net interest margin was 4.32% for the prior year second quarter.

Average earning asset balances grew by $95.7 million on a linked-quarter basis, mainly due to $67.3 million in average loan growth. The net increase in earning assets was primarily funded by an increase in average other short-term borrowings of $119.7 million, offset by a decrease in average CDs of $55.4 million (primarily brokered deposits).  Average noninterest-bearing demand deposits were up $19.0 million from the prior linked quarter. Yields on average earning assets decreased 59 basis points (0.59%) from the first quarter of 2008 to the second quarter of 2008; while rates paid on average interest-bearing liabilities decreased 89 basis points (0.89%).

Although the Company focuses on maintaining balance between interest-rate-sensitive assets and liabilities and repricing frequencies, historically, we have maintained a slightly asset-sensitive position. As a general rule, asset-sensitive banks are more likely to be susceptible to declines in net interest income in periods of falling interest rates, while liability-sensitive banks are more likely to experience declines in net interest income in periods of rising interest rates. Since June 2007, the Federal Open Market Committee (FOMC) lowered its target for the federal funds rate by 325 basis points. Although the Company maintains a relatively balanced interest rate sensitivity position, the magnitude of the rate cuts, combined with a shift to a less favorable funding mix, caused our net interest margin to decrease by 21 basis points from the second quarter of 2007. Additional margin compression over this period was mitigated by our success in reducing rates paid on deposit accounts as the federal funds rate has dropped. However, our future net interest margin (excluding the impact of any future rate movements) will depend on the rates we may be required to pay to attract new deposits, as loan production has significantly outpaced deposit generation in the current year.

Noninterest Income

Noninterest income improved significantly during the second quarter of 2008 to $11.6 million, from $7.4 million for the first quarter of 2008, an increase of 55.9%. Noninterest income increased by $5.2 million, or 82.9%, from the second quarter of 2007. For the six months ended June 30, 2008, noninterest income was $19.0 million, a 47% increase over the comparable 2007 period. Operating results for 2008 include noninterest income of $3.3 million from the Company’s two recent acquisitions: Wagner Investment Management, Inc. (Wagner) and Bernard Dietrich & Associates (renamed CoBiz Insurance-AZ). The transactions were completed on December 31, 2007 and January 2, 2008, respectively. Accordingly, their operating results are included in our 2008 totals, but not in any prior periods reported. As a percentage of total operating revenue, noninterest income was 33.0% in the second quarter of 2008 versus 22.6% for the prior year quarter.

Insurance

Insurance revenues increased to $4.2 million in the second quarter from $3.6 million in the first quarter of 2008, and $2.4 million in the second quarter of 2007. Year to date, insurance revenues totaled $7.8 million versus $5.1 million for the prior year period.

•                 The segment was positively affected by the addition of CoBiz Insurance-AZ, which contributed $2.3 million in revenue during 2008.

•                 The Group Employee Benefits area continues to see steady revenue growth, and has improved revenues year to date by 12.4% over the same period in 2007.

•                 Revenue for the wealth transfer division increased significantly in the second quarter to $1.6 million, from $0.8 million in the first quarter, and $0.9 million for the second quarter of 2007. Revenues from the division are transactional in nature, as estate planning goals are primarily achieved through the placement of life insurance. In 2007, the wealth transfer division had a disappointing year as several large cases did not close as a result of medical underwriting issues. However, based on the number and quality of cases currently in underwriting, Management expects the division’s full year 2008 results to significantly improve over its 2007 results.

Investment Banking

Investment banking revenues were $3.2 million for the second quarter, as compared to $0.3 million in the first quarter of 2008 – translating into an improvement of $0.06 per diluted share on a linked-quarter basis. The segment contributed $0.04 per diluted share in the second quarter of 2008, as compared to a net loss of $0.02 for the first quarter. Year to date, Investment Banking recognized $3.5 million in revenues versus $2.4 million for the same period in 2007.

The segment continues to have a diversified backlog of engaged transactions, however, a greater number of engaged deals are being placed on hold. While Management believes that middle market M&A activity during 2008 will remain good for quality businesses, deal activity appears to be moderating.  Restricted credit markets will continue to have an impact on both volume and multiples in middle-market transactions.  However, middle-market deals will continue to close as financial buyers look to put the large amounts of capital raised in previous years to work and strategic buyers capitalize on attractive valuations. The sharp decline in housing coupled with rising commodity prices continue to pressure the economic environment and place strain on middle-market businesses. Sellers of middle-market businesses continue to feel valuation pressure due to uncertain economic conditions, a tighter lending environment and an increase in supply of businesses as baby-boomers begin to consider liquidity in anticipation of retirement.

Investment Advisory & Trust

The segment’s revenues were $1.7 million in the second quarter, 46% greater than the second quarter of 2007, and up slightly from the first quarter of 2008. For the six months ended June 30, 2008, the segment’s revenues were $3.4 million, as compared to $2.3 million for the six months ended June 2007.  The Company closed the acquisition of Wagner as of December 31, 2007. The Wagner acquisition had no impact on the Company’s results of operation for 2007 but contributed $1.0 million in revenues to the segment in 2008.

Discretionary Assets under Management (AUM) were $896.8 million as of June 30, 2008.  Total AUM, including custody and advisory assets, were $1.6 billion (including a very significant advisory client base on which we receive an hourly consulting fee, as opposed to a basis-point-fee on AUM).

In general, a decline in the broader equity market has negatively impacted the segment’s AUM levels. Existing discretionary assets have decreased due to negative equity returns and attracting new assets is proving to be difficult given general market conditions.  Continued pressure on AUM levels may mute current-year revenue growth.

Deposit Service Charges

Deposit service charges are up 30.6% from the prior-year quarter, mainly due to treasury management analysis fees. Year to date, deposit service charges have increased by 33.8% We provide customers with the option of paying for treasury management services in cash or by maintaining additional noninterest-bearing account balances. The earnings credit rate applied to analysis balances has decreased as general interest rates have declined. As a result, we are collecting more of our fees in the form of “hard-dollar” cash, versus “soft-dollar” compensating balances.

Other Income

Other income is comprised of increases in the cash surrender value of BOLI, earnings on equity method investments, merchant charges, bankcard fees, wire transfer fees, foreign exchange fees, safe deposit income and fees collected in conjunction with our customer hedge program. Other income was $1.2 million during the second quarter of 2008, an increase of $0.5 million over the first quarter of 2008 and $0.3 million over the comparable period in 2007. The increase was mainly attributed to earnings on equity method investments and the sale of interest-rate swaps to our customers. Earnings on our equity method investments are primarily impacted by the mezzanine funds’ sale of portfolio companies they own an interest in, the timing of which may vary period-to-period.  Fees collected on our customer hedge program are also transactional in nature.

Operating Expenses

Operating expenses totaled $22.5 million for the second quarter of 2008, an increase of $0.6 million from the first quarter of 2008 and $4.5 million from the second quarter of 2007. Our 2008 noninterest expenses were affected by the acquisitions of Wagner and CoBiz Insurance-AZ. Combined, they added $1.5 million in operating expenses for the current quarter, and $2.9 million for the first six months of 2008. Without Wagner and CoBiz Insurance-AZ, noninterest expense increased 14.1% in 2008 over 2007. Contributing to the increases in expenses (excluding the Wagner and CoBiz Insurance-AZ acquisitions) were:

•                 An increase in compensation, primarily from the continued hiring of seasoned bankers in the latter half of 2007. Base salary expense (excluding variable commission expense) is up 11.7% year over year, but was down 2.6% on a linked-quarter basis;

•                 Variable compensation expense (including discretionary bonuses and commissions) was up $1.7 million (excluding Wagner or CoBiz Insurance-AZ) from the second quarter of 2008 to 2007, and up $1.4 million, or 50.7% on a linked-quarter basis due to the strong fee income recognized in the second quarter;

•                 an increase in occupancy costs of 12.9%, due in part to two new bank offices scheduled to open in the third quarter of 2008;

•                 expenses related to the company-wide branding project, most of which were not incurred until after the first quarter of 2007;

For the second quarter of 2008, our efficiency ratio increased to 64.1% from 63.5% for the same period in 2007. The fee-based business lines run at a higher efficiency ratio than the Bank (but are less capital-intensive). Year to date, the efficiency ratio was 68.8% versus 64.9% for the comparable 2007 period. The year to date ratio was negatively impacted by the first quarter results that were marked by seasonally low insurance revenues, lack of Investment Banking transactions and the introduction of the recent acquisitions. In addition, the Bank’s efficiency ratio has also increased as net interest income has not grown at the same rate as overhead expenses due to the declining interest rate environment. While our efficiency ratio will continue to be under pressure due to net interest margin contraction, we expect it to improve over the year as we initiate cost containment measures and see the contribution from the fee-based businesses increase.

Economic Conditions

Colorado’s economy remains strong, growing non-farm employment by 1.5% between May 2007 and 2008. Nationwide over-the-year employment gains slowed to 0.1% in May. The state’s continuing strength was recognized in a recent ranking by CNBC, which placed Colorado among the top five states for business in 2008. Arizona continues to struggle, posting a 0.6% decrease in nonfarm jobs between May 2007 and May 2008. Most of the losses in Arizona stem from the weakness in the housing and construction industries, which will likely will linger in the state past the end of 2008.

Long-term prospects for both markets, however, remain favorable. The Intermountain West, which has been the fastest-growing region in the country for the past two decades, is projected to add 12.7 million residents and 8 million jobs in its metropolitan areas by 2040. If the projections by the Brookings Institution are correct, the region comprising Colorado, Arizona, Nevada, Utah and New Mexico will double in population and experience an estimated $3 trillion in housing and nonresidential development. The growth will be powered by continued migration to the region and a young population — the Western states’ average age of 34 is about two years younger than the national average — having families.  In addition, both Arizona and Colorado are expected to benefit from the job and capital outflow from California.

Summary

“I am pleased with the performance of our company and am optimistic about what we can accomplish in the second half of this year,” said Chairman and CEO, Steve Bangert. “We continue to succeed because all parts of our company contribute, both in terms of driving revenue but also in taking market share from our competitors.

“We are very fortunate to operate in two markets that have balanced one another extremely well. A few years ago, the Arizona bank became a significant contributor as the Colorado economy was late to exit the last recession; we’re now experiencing the reverse with growing momentum from our Colorado franchise. I am encouraged by the company’s ongoing ability to manage our asset quality and anticipate a return to more historical earnings performance.”

Earnings Conference Call

In conjunction with this release, you are invited to listen to the Company’s conference call on Friday, July 25, 2008 at 11:00 am ET with Steve Bangert, CoBiz Chairman and CEO. The call can be accessed via the Internet at http://www.videonewswire.com/event.asp?id=49356 or by telephone at 877.493.9121, (conference ID #52858755).

Explanation of the Company’s Use of Non-GAAP Financial Measures

This earnings release contains GAAP financial measures and non-GAAP financial measures where Management believes it to be helpful in understanding our results of operations. We believe these measures provide important supplemental information to investors. However, you should not rely on non-GAAP financial measures alone as measures of our performance.

Contact Information

CoBiz Financial Inc.

Lyne Andrich 303.312.3458

Sue Hermann 303.312.3488

About CoBiz Financial

CoBiz Financial Inc. (www.cobizfinancial.com) is a $2.5 billion financial holding company headquartered in Denver. The Company operates Colorado Business Bank and Arizona Business Bank, full-service commercial banking institutions that offer a broad range of sophisticated banking services — including credit, treasury management, investment and deposit products — to a targeted customer base of professionals and small to mid-sized businesses. CoBiz also offers trust and fiduciary services through CoBiz Trust; property and casualty insurance brokerage and risk management consulting services through CoBiz Insurance; investment banking services through Green Manning & Bunch; the management of stock and bond portfolios for individuals and institutions through CoBiz Trust, Alexander Capital Management Group and Wagner Investment Management, Inc.; and employee and executive benefits consulting and wealth transfer services through Financial Designs, Ltd.

Forward-looking Information

This release contains forward-looking statements that describe CoBiz’s future plans, strategies and expectations. All forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “would,” “should,” “could” or “may.” Forward-looking statements speak only as of the date they are made. Such risks and uncertainties include, among other things:

•                 Risks and uncertainties described in our reports filed with the Securities and Exchange Commission, including our most recent 10-K.

•                 Competitive pressures among depository and other financial institutions nationally and in our market areas may increase significantly.

•                 Adverse changes in the economy or business conditions, either nationally or in our market areas, could increase credit-related losses and expenses and/or limit growth.

•                 Increases in defaults by borrowers and other delinquencies could result in increases in our provision for losses on loans and leases and related expenses.

•                 Our inability to manage growth effectively, including the successful expansion of our customer support, administrative infrastructure and internal management systems, could adversely affect our results of operations and prospects.

•                 Fluctuations in interest rates and market prices could reduce our net interest margin and asset valuations and increase our expenses.

•                 The consequences of continued bank acquisitions and mergers in our market areas, resulting in fewer but much larger and financially stronger competitors, could increase competition for financial services to our detriment.

•                 Our continued growth will depend in part on our ability to enter new markets successfully and capitalize on other growth opportunities.

•                 Changes in legislative or regulatory requirements applicable to us and our subsidiaries could increase costs, limit certain operations and adversely affect results of operations.

•                 Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations may increase our tax expense or adversely affect our customers’ businesses.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements in this release. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CoBiz Financial Inc.

June 30, 2008

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2008	2007	2008	2007
INCOME STATEMENT DATA
Interest income	$35,639	$38,286	$73,036	$74,643
Interest expense	12,143	16,581	27,562	31,923
NET INTEREST INCOME BEFORE PROVISION	23,496	21,705	45,474	42,720
Provision for loan losses	5,986	1,037	11,017	1,037
NET INTEREST INCOME AFTER PROVISION	17,510	20,668	34,457	41,683
Noninterest income	11,570	6,325	18,993	12,957
Noninterest expense	22,477	18,005	44,382	36,390
INCOME BEFORE INCOME TAXES	6,603	8,988	9,068	18,250
Provision for income taxes	2,420	3,328	3,290	6,707
NET INCOME	$4,183	$5,660	$5,778	$11,543

EARNINGS PER COMMON SHARE
BASIC	$0.18	$0.24	$0.25	$0.49
DILUTED	$0.18	$0.23	$0.25	$0.47
WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	23,068	23,955	23,043	23,735
DILUTED	23,207	24,504	23,244	24,356

COMMON SHARES OUTSTANDING AT PERIOD END			23,095	24,004
BOOK VALUE PER COMMON SHARE			$8.33	$8.14

PERIOD END BALANCES
Total Assets			$2,548,171	$2,280,112
Loans (net)			1,935,450	1,660,907
Goodwill and Intangible Assets			51,824	42,183
Deposits			1,651,933	1,573,684
Junior Subordinated Debentures			72,166	72,166
Common Shareholders’ Equity			192,492	195,687
Interest-Earning Assets			2,339,079	2,102,942
Interest-Bearing Liabilities			1,889,499	1,600,471

BALANCE SHEET AVERAGES
Average Assets			$2,450,269	$2,150,275
Average Loans (net)			1,869,449	1,569,450
Average Deposits			1,763,047	1,463,802
Average Junior Subordinated Debentures			72,166	72,166
Average Common Shareholders’ Equity			194,772	187,199
Average Interest-Earning Assets			2,267,530	1,995,257
Average Interest-Bearing Liabilities			1,807,583	1,511,632

CoBiz Financial Inc.

June 30, 2008

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2008	2007	2008	2007

PROFITABILITY MEASURES
Net Interest Margin	4.11%	4.32%	4.06%	4.35%
Efficiency Ratio	64.07%	63.47%	68.75%	64.90%
Return on Average Assets	0.67%	1.04%	0.47%	1.08%
Return on Average Common Shareholders’ Equity	8.64%	11.74%	5.97%	12.43%
Noninterest Income as a Percentage of Operating Revenues	32.99%	22.57%	29.46%	23.27%

CREDIT QUALITY
Nonperforming Loans
Loans 90 days or more past due and accruing interest			$1,096	$—
Nonaccrual loans			19,078	2,096
Total nonperforming loans			$20,174	$2,096
OREO and Repossessed Assets			2,580	—
Total nonperforming assets			$22,754	$2,096

Charge-offs			(5,362)	(83)
Recoveries			29	33
Net Charge-Offs			$(5,333)	$(50)

ASSET QUALITY MEASURES
Nonperforming Assets to Total Assets			0.89%	0.09%
Nonperforming Loans to Total Loans			1.03%	0.12%
Allowance for Loan and Credit Losses to Total Loans			1.32%	1.16%
Allowance for Loan and Credit Losses to Nonperforming Loans			128.66%	927.24%

CoBiz Financial Inc.

June 30, 2008

(unaudited)

		Investment	Investment		Corporate
	Commercial	Banking	Advisory		Support and
(in thousands, except per share amounts)	Banking	Services	and Trust	Insurance	Other	Consolidated
Net interest income
Quarter ended June 30, 2008	$24,606	$12	$(4)	$(2)	$(1,116)	$23,496
Quarter ended March 31, 2008	23,449	7	2	1	(1,481)	21,978
Annualized quarterly growth	19.8%	287.3%	(1,206.6)%	(1,206.6)%	99.1%	27.8%

Quarter ended June 30, 2007	$23,043	$27	$1	$—	$(1,366)	$21,705
Annual growth	6.8%	(55.6)%	(500.0)%	(100.0)%	18.3%	8.3%

Noninterest income
Quarter ended June 30, 2008	$2,502	$3,196	$1,739	$4,153	$(20)	$11,570
Quarter ended March 31, 2008	1,760	293	1,676	3,623	71	7,423
Annualized quarterly growth	169.6%	3,984.9%	15.1%	58.8%	(515.5)%	224.7%

Quarter ended June 30, 2007	$1,723	$959	$1,192	$2,440	$11	$6,325
Annual growth	45.2%	233.3%	45.9%	70.2%	(281.8)%	82.9%

Net income
Quarter ended June 30, 2008	$4,659	$901	$(79)	$83	$(1,381)	$4,183
Quarter ended March 31, 2008	3,446	(439)	(107)	—	(1,305)	1,595
Annualized quarterly growth	141.6%	1,227.7%	105.2%	—	(23.4)%	652.6%

Quarter ended June 30, 2007	$7,182	$(62)	$17	$(134)	$(1,343)	$5,660
Annual growth	(35.1)%	1,553.2%	(564.7)%	161.9%	(2.8)%	(26.1)%

Earnings per share (diluted)
Quarter ended June 30, 2008	$0.20	$0.04	$(0.00)	$0.00	$(0.06)	$0.18
Quarter ended March 31, 2008	0.15	(0.02)	—	—	(0.06)	0.07
Annualized quarterly growth	136.1%	1,183.0%	—	—	3.3%	633.5%

Quarter ended June 30, 2007	$0.29	$—	$—	$(0.01)	$(0.05)	$0.23
Annual growth	(30.8)%	100.0%	(100.0)%	135.8%	(19.0)%	(21.6)%

		Investment	Investment		Corporate
	Commercial	Banking	Advisory		Support and
(in thousands)	Banking	Services	and Trust	Insurance	Other	Consolidated
Total loans
At June 30, 2008						$1,961,177
At March 31, 2008						1,875,284
Annualized quarterly growth						18.4%

At June 30, 2007						$1,679,765
Annual growth						16.8%

Total deposits and customer repurchase agreements
At June 30, 2008						$1,783,650
At March 31, 2008						1,933,086
Annualized quarterly growth						(31.1)%

At June 30, 2007						$1,817,941
Annual growth						(1.9)%

CoBiz Financial Inc.

June 30, 2008

(unaudited)

	Three Months Ended June 30, 2008
		Investment	Investment		Corporate
	Commercial	Banking	Advisory		Support and
(in thousands)	Banking	Services	and Trust	Insurance	Other	Consolidated
Income Statement
Total interest income	$35,597	$12	$—	$—	$30	$35,639
Total interest expense	10,991	—	4	2	1,146	12,143
Net interest income	24,606	12	(4)	(2)	(1,116)	23,496
Provision for loan losses	5,986	—	—	—	—	5,986
Net interest income after provision	18,620	12	(4)	(2)	(1,116)	17,510
Noninterest income	2,502	3,196	1,739	4,153	(20)	11,570
Noninterest expense	7,546	1,679	1,703	3,839	7,710	22,477
Income before income taxes	13,576	1,529	32	312	(8,846)	6,603
Provision for income taxes	5,031	588	22	130	(3,351)	2,420
Net income before management fees and overhead allocations	$8,545	$941	$10	$182	$(5,495)	$4,183
Management fees and overhead allocations, net of tax	3,886	40	89	99	(4,114)	—
Net income	$4,659	$901	$(79)	$83	$(1,381)	$4,183

	Three Months Ended March 31, 2008
		Investment	Investment		Corporate
	Commercial	Banking	Advisory		Support and
	Banking	Services	and Trust	Insurance	Other	Consolidated
Income Statement
Total interest income	$37,347	$7	$3	$4	$36	$37,397
Total interest expense	13,898	—	1	3	1,517	15,419
Net interest income	23,449	7	2	1	(1,481)	21,978
Provision for loan losses	5,031	—	—	—	—	5,031
Net interest income after provision	18,418	7	2	1	(1,481)	16,947
Noninterest income	1,760	293	1,676	3,623	71	7,423
Noninterest expense	7,883	927	1,695	3,410	7,990	21,905
Income before income taxes	12,295	(627)	(17)	214	(9,400)	2,465
Provision for income taxes	4,575	(237)	4	93	(3,565)	870
Net income before management fees and overhead allocations	$7,720	$(390)	$(21)	$121	$(5,835)	$1,595
Management fees and overhead allocations, net of tax	4,274	49	86	121	(4,530)	—
Net income	$3,446	$(439)	$(107)	$—	$(1,305)	$1,595

	Three Months Ended June 30, 2007
		Investment	Investment		Corporate
	Commercial	Banking	Advisory		Support and
	Banking	Services	and Trust	Insurance	Other	Consolidated
Income Statement
Total interest income	$38,217	$27	$1	$1	$40	$38,286
Total interest expense	15,174	—	—	1	1,406	16,581
Net interest income	23,043	27	1	—	(1,366)	21,705
Provision for loan losses	1,037	—	—	—	—	1,037
Net interest income after provision	22,006	27	1	—	(1,366)	20,668
Noninterest income	1,723	959	1,192	2,440	11	6,325
Noninterest expense	6,090	998	1,026	2,468	7,423	18,005
Income before income taxes	17,639	(12)	167	(28)	(8,778)	8,988
Provision for income taxes	6,567	(2)	86	(4)	(3,319)	3,328
Net income before management fees and overhead allocations	$11,072	$(10)	$81	$(24)	$(5,459)	$5,660
Management fees and overhead allocations, net of tax	3,890	52	64	110	(4,116)	—
Net income	$7,182	$(62)	$17	$(134)	$(1,343)	$5,660

CoBiz Financial Inc.

June 30, 2008

(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
			Increase/(decrease)				Increase/(decrease)
(in thousands)	2008	2007	Amount	%	2008	2007	Amount	%
NONINTEREST INCOME
Deposit service charges	$972	$744	$228	31%	$1,911	$1,428	$483	34%
Other loan fees	337	151	186	123%	534	335	199	59%
Investment advisory and trust income	1,739	1,192	547	46%	3,412	2,344	1,068	46%
Insurance income	4,153	2,440	1,713	70%	7,776	5,070	2,706	53%
Investment banking income	3,196	959	2,237	233%	3,489	2,382	1,107	46%
Other income	1,173	839	334	40%	1,871	1,398	473	34%
Total noninterest income	$11,570	$6,325	$5,245	83%	$18,993	$12,957	$6,036	47%

	Three Months Ended June 30,				Six Months Ended June 30,
			Increase/(decrease)				Increase/(decrease)
(in thousands)	2008	2007	Amount	%	2008	2007	Amount	%
NONINTEREST EXPENSES
Salaries and employee benefits	$15,616	$11,587	$4,029	35%	$30,165	$23,753	$6,412	27%
Stock based compensation expense	462	428	34	8%	886	708	178	25%
Occupancy expenses, premises and equipment	3,247	2,845	402	14%	6,384	5,675	709	12%
Amortization of intangibles	186	118	68	58%	389	237	152	64%
Other operating expenses	2,957	2,813	144	5%	6,497	5,761	736	13%
Loss/(Gain) on sale of other assets and securities	9	214	(205)	(96)%	61	256	(195)	(76)%
Total noninterest expenses	$22,477	$18,005	$4,472	25%	$44,382	$36,390	$7,992	22%

	June 30, 2008		December 31, 2007		June 30, 2007
		% of		% of		% of
(in thousands)	Amount	Portfolio	Amount	Portfolio	Amount	Portfolio
LOANS
Commercial	$618,677	32.0%	$576,959	31.6%	$513,817	30.9%
Real Estate - mortgage	929,949	48.0%	874,226	47.9%	788,212	47.5%
Real Estate - construction	323,554	16.7%	309,568	17.0%	305,525	18.4%
Consumer	76,457	4.0%	71,422	3.9%	58,749	3.5%
Other	12,540	0.6%	14,151	0.8%	13,462	0.8%
Gross loans	1,961,177	101.3%	1,846,326	101.1%	1,679,765	101.1%
Less allowance for loan losses	(25,727)	(1.3)%	(20,043)	(1.1)%	(18,858)	(1.1)%
Net loans	$1,935,450	100.0%	$1,826,283	100.0%	$1,660,907	100.0%

	June 30, 2008		December 31, 2007		June 30, 2007
		% of		% of		% of
(in thousands)	Amount	Portfolio	Amount	Portfolio	Amount	Portfolio
DEPOSITS AND CUSTOMER REPURCHASE AGREEMENTS
NOW and money market	$626,500	35.1%	$631,391	33.0%	$587,272	32.3%
Savings	10,726	0.6%	11,546	0.6%	11,290	0.6%
Eurodollar	100,771	5.6%	77,444	4.1%	0	0.0%
Certificates of deposits under $100,000	105,400	5.9%	126,478	6.6%	127,882	7.0%
Certificates of deposits $100,000 and over	362,391	20.3%	456,754	23.9%	387,497	21.3%
Total interest-bearing deposits	1,205,788	67.6%	1,303,613	68.2%	1,113,941	61.3%
Noninterest-bearing demand deposits	446,145	25.0%	439,076	23.0%	459,743	25.3%
Customer repurchase agreements	131,717	7.4%	168,336	8.8%	244,257	13.4%
Total deposits and customer repurchase agreements	$1,783,650	100.0%	$1,911,025	100.0%	$1,817,941	100.0%

CoBiz Financial Inc.

June 30, 2008

(unaudited)

	For the Three Months Ended June 30,
	2008			2007
		Interest	Average		Interest	Average
	Average	earned	yield	Average	earned	yield
(in thousands)	Balance	or paid	or cost	Balance	or paid	or cost
Assets
Federal funds sold and other	$7,492	$59	3.15%	$5,946	$122	8.21%
Investment securities	420,826	5,431	5.16%	425,068	5,420	5.10%
Loans	1,911,062	30,311	6.34%	1,617,030	32,883	8.13%
Allowance for loan losses	(24,020)			(18,255)
Total interest earning assets	$2,315,360	$35,801	6.18%	$2,029,789	$38,425	7.49%
Noninterest-earning assets
Cash and due from banks	42,674			47,872
Other	144,866			106,587
Total assets	$2,502,900			$2,184,248

Liabilities and Shareholders’ Equity
Deposits
NOW and money market	$676,456	$3,227	1.92%	$561,376	$4,546	3.25%
Savings	10,969	34	1.25%	11,320	50	1.77%
Eurodollar	108,345	553	2.02%	—	—	0.00%
Certificates of deposit
Under $100,000	109,089	1,035	3.82%	119,583	1,448	4.86%
$100,000 and over	407,912	3,764	3.71%	371,179	4,637	5.01%
Total Interest-bearing deposits	$1,312,771	$8,613	2.64%	$1,063,458	$10,681	4.03%
Other borrowings
Securities sold under agreements to repurchase	155,267	715	1.82%	250,787	2,390	3.77%
Other short-term borrowings	310,217	1,849	2.36%	155,238	2,101	5.41%
Junior subordinated debentures	72,166	966	5.30%	72,166	1,409	7.81%
Total interest-bearing liabilities	$1,850,421	$12,143	2.62%	$1,541,649	$16,581	4.30%
Noninterest-bearing demand accounts	439,986			431,562
Total deposits and interest-bearing liabilities	2,290,407			1,973,211
Other noninterest-bearing liabilities	17,699			17,599
Total liabilities	2,308,106			1,990,810
Shareholders’ equity	194,794			193,438
Total liabilities and shareholders’ equity	$2,502,900			$2,184,248
Net interest income		$23,658			$21,844
Net interest spread			3.56%			3.19%
Net interest margin			4.11%			4.32%
Ratio of average interest-earning assets to average interest-bearing liabilities	125.13%			131.66%

CoBiz Financial Inc.

June 30, 2008

(unaudited)

	For the Six Months Ended June 30,
	2008			2007
		Interest	Average		Interest	Average
	Average	earned	yield	Average	earned	yield
(in thousands)	Balance	or paid	or cost	Balance	or paid	or cost
Assets
Federal funds sold and other	$9,036	$166	3.67%	$6,118	$238	7.78%
Investment securities	403,708	10,473	5.19%	419,689	10,745	5.12%
Loans	1,877,421	62,708	6.68%	1,587,569	63,951	8.06%
Allowance for loan losses	(22,635)			(18,119)
Total interest earning assets	$2,267,530	$73,347	6.47%	$1,995,257	$74,934	7.57%
Noninterest-earning assets
Cash and due from banks	42,152			47,327
Other	140,587			107,691
Total assets	$2,450,269			$2,150,275

Liabilities and Shareholders’ Equity
Deposits
NOW and money market deposits	$676,255	$7,597	2.26%	$558,537	$8,765	3.16%
Savings	11,105	83	1.50%	11,211	93	1.67%
Eurodollar	100,507	1,165	2.29%	—	—	0.00%
Certificates of deposits
Under $100,000	113,965	2,391	4.22%	106,911	2,524	4.76%
$100,000 and over	430,718	8,916	4.16%	353,696	8,724	4.97%
Total Interest-bearing deposits	$1,332,550	$20,152	3.04%	$1,030,355	$20,106	3.94%
Other borrowings
Securities sold under agreements to repurchase	152,510	1,622	2.10%	243,873	4,580	3.74%
Other short-term borrowings	250,357	3,572	2.82%	165,238	4,433	5.34%
Junior subordinated debentures	72,166	2,217	6.08%	72,166	2,804	7.73%
Total interest-bearing liabilities	$1,807,583	$27,563	3.05%	$1,511,632	$31,923	4.24%
Noninterest-bearing demand accounts	430,497			433,447
Total deposits and interest-bearing liabilities	2,238,080			1,945,079
Other noninterest-bearing liabilities	17,417			17,997
Total liabilities and preferred securities	2,255,497			1,963,076
Shareholders’ equity	194,772			187,199
Total liabilities and shareholders’ equity	$2,450,269			$2,150,275
Net interest income		$45,784			$43,011
Net interest spread			3.42%			3.33%
Net interest margin			4.06%			4.35%
Ratio of average interest-earning assets to average interest-bearing liabilities	125.45%			131.99%

CoBiz Financial Inc.

June 30, 2008

(unaudited)

Reconciliation of Non-GAAP Measure to GAAP

The following table includes Non-GAAP financial measurements related to tangible equity and tangible assets.  These items have been adjusted to exclude goodwill and intangible assets.

June 30, 2008

Shareholders’ equity as reported - GAAP	$192,492

Goodwill and intangible assets	(51,824)

Tangible equity - Non-GAAP	$140,668

Total assets as reported - GAAP	$2,548,171

Goodwill and intangible assets	(51,824)

Total tangible assets - Non-GAAP	$2,496,347

Shareholders’ equity to total assets as reported - GAAP	7.55%

Tangible equity to total tangible assets as reported - Non-GAAP	5.63%